Exhibit 99.1

Cascade Bancorp (Oregon) Announces 2005 Financial Results Reflecting Another
Year of Superior Performance and Growth:

-	Fourth Quarter 2005 Earnings Per Share up 49.0% at $0.39

-	Full Year 2005 Earnings Per Share up 39.2% at $1.29

-	Loan Growth at 22.1% Year-over-Year

-	Deposit Growth at 25.2% Year-over-Year

-	Outstanding Loan Portfolio Credit Quality

          BEND, Ore., Jan. 12 /PRNewswire-FirstCall/ --

          FINANCIAL PERFORMANCE:

          Cascade Bancorp (Nasdaq: CACB) reported Diluted Earnings Per Share (EPS) for the fourth quarter of 2005 was $0.39, up 49.0% from the year ago quarter while 2005 full year EPS was $1.29, up 39.2% from 2004.  Return on Equity was 27.06% for the fourth quarter of 2005 and 24.04% for the full year 2005. Return on Assets continued well above peer banks at 2.15% for the final quarter of 2005 and 1.97% for the full year 2005.  Net Income for the fourth quarter of 2005 was $6.8 million, up 49.9% compared to the year-ago quarter, while full year 2005 net income was $22.4 million, up 40.2% above 2004.  There was no loan loss provision in the fourth quarter of 2005 compared to $.9 million ($.03 per share) in the year ago period because of improved credit metrics (see Loan Growth and Credit Quality section below).  Also, the Oregon corporate state tax reduction (2005 only) added to EPS by approximately $.01 for the fourth quarter and $.04 for the full year.

          “2005 was a landmark year for Cascade Bancorp.  Our Oregon banking regions turned in outstanding growth and profitability metrics, and we just announced a transaction that will expand our banking franchise into the fast growing Boise, Idaho market,” said Patricia L. Moss, President and CEO.  “We expect that the acquisition of Farmers & Merchants State Bank will close in the second quarter of 2006, at which time, Cascade will be positioned as the top growth-market bank in the Northwest and among the top three in the nation in terms of banking fast growth markets(1).  My thanks and congratulations go out to our team of great Cascade bankers whose efforts have enabled us to put together a unique and high-performance franchise that is well positioned for success.”

          F&M ACQUISITION:

          On December 28, 2005, Cascade announced an agreement to acquire F&M Holding Company (F&M), the parent of Farmers and Merchants State Bank of Idaho (FMSB).  FMSB is the top deposit market share community bank in the Boise area with a 38 year history of serving the community banking needs of Idaho’s Treasure Valley market.  F&M management has estimated the following financial results as of as of December 31, 2005 (unaudited):  total assets of $612.0 million, gross loans of $452.6 million, deposits of $497.0 million and net income for the full year 2005 at $6.9 million. Please see cautionary information below regarding “Forward Looking Statements.”

          LOAN GROWTH AND CREDIT QUALITY:

          At December 31, 2005, Cascade’s Loan Portfolio had grown to $1.05 billion, up 22.1% compared to a year ago.  With the seasonally slower pace of construction and real estate activity during the fourth quarter, loans grew at an 11.0% (annualized) pace when compared to the immediately preceding quarter.

          Credit quality remains very strong at Cascade, with improved metrics during the fourth quarter.  Non-performing assets were reduced to only $40,000 at quarter end, while delinquent loans greater than 30 days past due were reduced to just .02% of total loans.  Fourth quarter net loan charge-offs were .02% (annualized) of total loans as compared to .10% and .13% for the prior quarter and prior year, respectively.  These strong quality metrics are a result of ongoing discipline in the credit granting and monitoring process as well as the solid economic underpinnings of the Company’s banking markets. Accordingly, and reflecting these strong quality metrics as well as the seasonally slower loan growth during the fourth quarter, the provision for loan losses was zero for the fourth quarter. This compares to an average quarterly provision of $1 million during recent periods of faster loan growth, resulting in an approximate $.03 per share positive effect on the current quarter EPS.

          Total Loan Loss Reserve on Loans (and Loan Commitments) totaled 1.40% of loans at year end, compared to 1.44% a year earlier.  Management believes the reserve is at an appropriate level based upon its evaluation and analysis of portfolio credit quality and prevailing economic conditions.

          DEPOSIT GROWTH:

          At December 31, 2005 Deposits were $1.1 billion, up 25.2% or $214.9 million from year-end 2004 driven by the strong economic growth evident in Cascades’ Oregon banking markets as well as the Company’s positive market- share progress within those markets.  Total deposits at December 31, 2005 were approximately $87 million lower than at September 30, 2005.  This was mainly because of a short-term $100 million deposit that temporarily inflated balances at September 30.  Adjusting for this item, deposits were up $12.8 million or 4.9% (annualized) on a linked-quarter basis.  The seasonal flattening in the rate of deposit growth during the fourth quarter (and often extending through the winter) is a fairly typical pattern especially in the Company’s Central Oregon market resulting from diminished levels of tourism, construction and real estate activity.

          The Company’s overall cost of funds for the quarter was 1.49% an increase from 1.36% in the preceding quarter and .70% for the year ago quarter as deposit rates continued to increase in tandem with higher market rates.

          NET INTEREST MARGIN & INTEREST RATE RISK:

          The Company reported a stable Net Interest Margin (NIM) for its fourth quarter of 5.66%, compared to 5.65% for the third quarter and 5.69% a year earlier.  The net interest margin will likely remain between 5.50% and 5.70% over the next 12 to 18 months assuming interest rates follow the financial markets expected path to slightly higher rates (excluding any effect of the FMSB acquisition).  Management has estimated that upon the closing of the F&M transaction, the combined margin would be approximately 20 basis points lower than Cascade on a stand-alone basis.  Also, management believes the FMSB transaction will not have a material affect on the interest rate risk profile of the company.  Please see cautionary “Forward Looking Statements” below as well as the Company’s Form 10K, Proxy Statement and annual report for further information on interest rate risk.

          NON-INTEREST INCOME AND EXPENSE:

          As expected, 2005 full year Non-Interest Income was $13.1 million, just 1% above 2004.  For the year, service fee income was at $6.2 million, down 7.8% reflecting a moderation in the use of overdraft protection products. For the full year 2005, residential mortgage originations totaled $158.8 million, up 12.3% when compared to $141.4 million in 2004.  2005 net mortgage revenue was $2.3 million, slightly below the $2.4 million for 2004, primarily due to a $325,000 Mortgage Servicing Rights valuation credit adjustment recorded in 2004.

          Non-Interest Expense for the year increased 15.6% compared to 2004, while fourth quarter expenses were 17.1% above the year ago quarter.  Expense increases were primarily for human resources, including staffing increases to meet growing business volumes and support for new markets, along with incentive-based bonuses that are directly tied to the increasing profitability of the Company.

          BUSINESS STRATEGY:

          Operating in some of the fastest growing markets in the nation, Cascade Bancorp (headquartered in Bend, Oregon) and its wholly-owned subsidiary, Bank of the Cascades, have a strategy that focuses on delivering the best in community banking for the financial well being of customers and shareholders. The Bank implements its strategy by combining outstanding service, competitive financial products, local expertise and advanced technology applied for the convenience of customers. Founded in 1977, Bank of the Cascades offers full- service community banking through 21 branches, including 11 in Central Oregon, four in the Salem/Keizer area, five in Southern Oregon and one office in Portland. The Company has announced plans for two new branches in 2006 concentrated in its fast growing Southern and Central Oregon markets. Cascade was rated #5 in the US Banker January 2006 list of All-Star Banks.  For eight consecutive years, the Independent Community Bankers of America has ranked Cascade  among the top performing banks in the nation.  In addition, The Seattle Times named Cascade Bancorp in the top tier of its annual “Northwest 100” ranking of all publicly traded companies in the Pacific Northwest, and it was among the top 20 “Best Companies to Work For” in Oregon Business magazine. For further information on the Company, please visit our web site at http://www.botc.com .

          FORWARD LOOKING STATEMENTS

          This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which the Company is conducting its operations. For a discussion of factors, which could cause results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company’s press releases. When used in this release, the words or phrases such as “will likely result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Cascade Bancorp and PSLRA’s safe harbor provisions.

          This release also contains forward-looking statements with respect to the proposed merger with F&M Holding’s, parent of Farmers and Merchants State Bank of Boise, Idaho.  These statements  are not facts and are subject to risks and uncertainties including but are not limited to: the benefits of the proposed merger, including projected future financial and operating results and accretion to the Company’s projected earnings that may be realized from the merger; the plans, objectives and expectations of the Company; and projected growth in particular markets. The ability of the Company to predict results or the actual effect of future plans and strategies is uncertain, and actual results may differ. Cascade Bancorp will provide to its shareholders a proxy statement concerning the proposed merger. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Cascade Bancorp free of charge by contacting: Investor Relations, Cascade Bancorp, 1100 NW Wall St., PO Box 369, Bend, OR 97701 541-385-6205.

(1)	Projected population growth 2005-2010 by MSA, weighted by bank deposits; Includes all public banks assets $2B - 10B (ex-M&A targets); Source SNL Financial LC / ESRI

CASCADE BANCORP
Selected Consolidated Financial Highlights
(In thousands, except per share data and ratios; unaudited)

	Year over Year

	4th Qtr 2005	4th Qtr 2004	% Change

Balance Sheet Data (at period end)
Investment securities	$59,286	$47,069	26.0%
Loans, gross	1,049,704	859,559	22.1%
Total assets	1,268,902	1,006,792	26.0%
Total deposits	1,066,306	851,397	25.2%
Non-interest bearing deposits	431,389	340,652	26.6%
Core Deposits (1)	1,031,370	824,814	25.0%
Total shareholders’ equity	104,376	86,432	20.7%
Income Statement Data
Interest income	$20,991	$14,513	44.6%
Interest expense	4,300	1,596	169.4%
Net interest income	16,691	12,917	29.2%
Loan loss provision	—	900	-100.0%
Net interest income after loan loss provision	16,691	12,017	38.9%
Noninterest income	3,332	3,184	4.6%
Noninterest expense	9,232	7,885	17.1%
Income before income taxes	10,791	7,316	47.5%
Provision for income taxes	3,964	2,762	43.5%
Net income	$6,827	$4,554	49.9%
Share Data (2)
Basic earnings per common share	$0.40	$0.27	48.3%
Diluted earnings per common share	$0.39	$0.26	49.0%
Book value per common share	$6.16	$5.14	19.7%
Tangible book value per common share	$5.76	$4.73	21.7%
Cash dividends declared per common share	$0.09	$0.07	28.6%
Ratio of dividends declared to net income	22.28%	25.70%	-13.3%
Basic Average shares outstanding	16,898	16,721	1.1%
Fully Diluted average shares outstanding	17,474	17,363	0.6%
Key Ratios
Return on average total shareholders’ equity (book)	27.06%	21.73%	24.5%
Return on average total shareholders’ equity (tangible) (3)	29.01%	23.70%	22.4%
Return on average total assets	2.15%	1.85%	16.2%
Net interest spread	4.68%	5.21%	-10.2%
Net interest margin	5.66%	5.69%	-0.5%
Total revenue (net int inc + non int inc)	$20,023	$16,101	24.4%
Efficiency ratio (4)	46.11%	48.97%	-5.9%
Asset Quality Ratios
Loan loss reserve on loans and loan commitments	14,688	12,412	18.3%
Reserve to ending total loans	1.40%	1.44%	-2.7%
Non-performing assets (5)	40	483	-91.7%
Non-performing assets to total assets	0.00%	0.05%	-93.4%
Delinquent >30 days to total loans	0.02%	0.02%	-1.1%
Net Charge off’s	42	389	-89.2%
Net loan charge-offs (annualized)	0.02%	0.19%	-91.4%
Mortgage Activity
Mortgage Originations	$41,203	$31,061	32.7%
Total Servicing Portfolio (sold loans)	$498,668	$502,390	-0.7%
Capitalized Mortgage Servicing Rights (MSR’s)	$4,439	$4,663	-4.8%
Capital Ratios
Average shareholders’ equity to average assets	7.94%	8.49%	-6.5%
Leverage ratio (6) (Est Q4-05)	9.30%	10.11%	-8.0%
Total risk-based capital ratio (6) (Est Q4-05)	10.72%	11.40%	-6.0%

	Linked Quarter

	4th Qtr 2005	3rd Qtr 2005	% Change

Balance Sheet Data (at period end)
Investment securities	$59,286	$57,151	3.7%
Loans, gross	$1,049,704	1,021,639	2.7%
Total assets	$1,268,902	1,354,747	-6.3%
Total deposits	$1,066,306	1,153,458	-7.6%
Non-interest bearing deposits	$431,389	459,973	-6.2%
Core Deposits (1)	$1,031,370	1,115,376	-7.5%
Total shareholders’ equity	$104,376	98,941	5.5%
Income Statement Data
Interest income	$20,991	$19,317	8.7%
Interest expense	4,300	3,727	15.4%
Net interest income	16,691	15,590	7.1%
Loan loss provision	—	1,150	-100.0%
Net interest income after loan loss provision	16,691	14,440	15.6%
Noninterest income	3,332	3,493	-4.6%
Noninterest expense	9,232	8,603	7.3%
Income before income taxes	10,791	9,330	15.7%
Provision for income taxes	3,964	3,158	25.5%
Net income	$6,827	$6,172	10.6%
Share Data (2)
Basic earnings per common share	$0.40	$0.37	10.5%
Diluted earnings per common share	$0.39	$0.35	10.4%
Book value per common share	$6.16	$5.86	5.0%
Tangible book value per common share	$5.76	$5.31	8.4%
Cash dividends declared per common share	$0.09	$0.08	12.5%
Ratio of dividends declared to net income	22.28%	21.87%	1.9%
Basic Average shares outstanding	16,898	16,874	0.1%
Fully Diluted average shares outstanding	17,474	17,441	0.2%
Key Ratios
Return on average total shareholders’ equity (book)	27.06%	25.78%	5.0%
Return on average total shareholders’ equity (tangible) (3)	29.01%	27.76%	4.5%
Return on average total assets	2.15%	2.05%	4.9%
Net interest spread	4.68%	4.73%	-1.1%
Net interest margin	5.66%	5.65%	0.2%
Total revenue (net int inc + non int inc)	$20,023	$19,083	4.9%
Efficiency ratio (4)	46.11%	45.08%	2.3%
Asset Quality Ratios
Loan loss reserve on loans and loan commitments	14,688	14,835	-1.0%
Reserve to ending total loans	1.40%	1.45%	-3.6%
Non-performing assets (5)	40	215	-81.4%
Non-performing assets to total assets	0.00%	0.02%	-80.1%
Delinquent >30 days to total loans	0.02%	0.04%	-50.0%
Net Charge off’s	42	254	-83.5%
Net loan charge-offs (annualized)	0.02%	0.10%	-84.1%
Mortgage Activity
Mortgage Originations	$41,203	$47,877	-13.9%
Total Servicing Portfolio (sold loans)	$498,668	$501,286	-0.5%
Capitalized Mortgage Servicing Rights (MSR’s)	$4,439	$4,531	-2.0%
Capital Ratios
Average shareholders’ equity to average assets	7.94%	7.95%	-0.2%
Leverage ratio (6) (Est Q4-05)	9.30%	9.35%	-0.5%
Total risk-based capital ratio (6) (Est Q4-05)	10.72%	10.83%	-1.0%

	Full Year over Full Year

	Full Year 2005	Full Year 2004	% Change

Balance Sheet Data (at period end)
Investment securities	$59,286	$47,069	26.0%
Loans, gross	1,049,704	859,559	22.1%
Total assets	1,268,902	1,006,792	26.0%
Total deposits	1,066,306	851,397	25.2%
Non-interest bearing deposits	431,389	340,652	26.6%
Core Deposits (1)	1,031,370	824,814	25.0%
Total shareholders’ equity	104,376	86,432	20.7%
Income Statement Data
Interest income	$72,837	$50,911	43.1%
Interest expense	$13,285	4,903	171.0%
Net interest income	59,552	46,008	29.4%
Loan loss provision	$3,050	3,650	-16.4%
Net interest income after loan loss provision	56,502	42,358	33.4%
Noninterest income	$13,069	12,940	1.0%
Noninterest expense	$34,201	29,578	15.6%
Income before income taxes	35,370	25,720	37.5%
Provision for income taxes	$12,934	9,712	33.2%
Net income	$22,436	$16,008	40.2%
Share Data (2)
Basic earnings per common share	$1.33	$0.96	38.6%
Diluted earnings per common share	$1.29	$0.93	39.2%
Book value per common share	$6.16	$5.14	19.7%
Tangible book value per common share	$5.76	$4.73	21.7%
Cash dividends declared per common share	$0.33	$0.26	28.9%
Ratio of dividends declared to net income	24.79%	26.66%	-7.0%
Basic Average shares outstanding	16,856	16,669	1.1%
Fully Diluted average shares outstanding	17,421	17,299	0.7%
Key Ratios
Return on average total shareholders’ equity (book)	24.04%	20.39%	17.9%
Return on average total shareholders’ equity (tangible) (3)	25.93%	22.40%	15.8%
Return on average total assets	1.97%	1.83%	7.4%
Net interest spread	4.85%	5.35%	-9.3%
Net interest margin	5.67%	5.74%	-1.2%
Total revenue (net int inc + non int inc)	$72,621	$58,948	23.2%
Efficiency ratio (4)	47.10%	50.18%	-6.1%
Asset Quality Ratios
Loan loss reserve on loans and loan commitments	14,688	12,412	18.3%
Reserve to ending total loans	1.40%	1.44%	-2.7%
Non-performing assets (5)	40	483	-91.7%
Non-performing assets to total assets	0.00%	0.05%	-93.4%
Delinquent >30 days to total loans	0.02%	0.02%	-1.1%
Net Charge off’s	587	991	-40.8%
Net loan charge-offs (annualized)	0.06%	0.13%	-54.6%
Mortgage Activity
Mortgage Originations	$158,775	$141,407	12.3%
Total Servicing Portfolio (sold loans)	$498,668	$502,390	-0.7%
Capitalized Mortgage Servicing Rights (MSR’s)	$4,439	$4,663	-4.8%
Capital Ratios
Average shareholders’ equity to average assets	8.19%	9.00%	-9.0%
Leverage ratio (6) (Est Q4-05)	9.30%	10.00%	-7.0%
Total risk-based capital ratio (6) (Est Q4-05)	10.72%	11.17%	-4.0%

Notes:

(1)	Core deposits include all demand, interest bearing demand, savings plus time deposits of amounts less than $100,000.
(2)	Adjusted to reflect a 25% (5:4) stock split declared in March 2004.
(3)	Excludes goodwill, core deposit intangible and other identifiable intangible assets, related to acquisition of Community Bank of Grants Pass merger.
(4)	Efficiency ratio is noninterest expense divided by (net interest income + noninterest income).
(5)	Nonperforming assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.
(6)	Computed in accordance with FRB and FDIC guidelines.

Total Shares Outstanding as of 12/31/05:  16953515

SOURCE  Cascade Bancorp
             -0-                                     01/12/2006
             /CONTACT:  Gregory D. Newton, EVP, Chief Financial Officer, +1-541-617-3526, or Patricia L. Moss, President & Chief Executive Officer, +1-541-385-6205, both of Cascade Bancorp/
             /Web site:  http://www.botc.com /
              (CACB)